LANTRONIX, INC.

AMENDMENT TO LETTER AGREEMENT

This Amendment to the Letter Agreement (the “Amendment”) is made effective as of the last date signed below by and between Lantronix, Inc. (the “Company”), and Jerry D. Chase (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to a Letter Agreement dated February 13, 2008 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend certain provisions of the Agreement in order to come into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final regulations and official guidance promulgated thereunder (together, “Section 409A”), as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the Company and Executive agree that in consideration of the foregoing and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

1. Tax Bonus.  The following sentence shall be added to Section 4 of the Agreement entitled “Stock Option and Restricted Stock Awards,” immediately following the last sentence of Section 4 of the Agreement:

“Any Tax Bonus will be paid no later than March, 15, 2009.”

2. Relocation Reimbursement.  A new last two sentences of Section 8 entitled “Relocation,” shall be added as follows:

“Any reimbursements pursuant to the preceding sentence shall be paid to you no later than March 15, 2009.  To the extent that any other taxable reimbursements of expenses are provided under section 8, they shall be made in accordance with Internal Revenue Code Section 409A, including the following provisions:

i)	The amount of any such expense reimbursement provided during one of your US tax years shall not affect any expenses eligible for reimbursement in any other taxable year;

ii)	The reimbursement of the eligible expense shall be made no later than the last day of your US tax year that immediately follows the US tax year in which the expense was incurred; and

iii)	Your right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.”

3. Release of Claims.  The last two (2) sentences of Section 9(a) of the Agreement, beginning with the phrase “The timing of the payments,” shall be amended and restated in their entirety to provide as follows:

“In order to receive any severance payments or benefits set forth in this Agreement, the general release of claims set forth above (the “Release”) must become effective within fifty-two (52) days following your employment termination date or such earlier date as required by the Release (such deadline, the “Release Deadline”).  No severance payments or benefits pursuant to this Agreement will be paid or provided until the Release becomes effective.  Any severance payments or benefits to which you are entitled during such fifty-two (52) day period shall be paid by the Company to you in cash and in full arrears on the fifty-third (53rd) day following your employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A.”

4. Internal Revenue Code Section 409A.  Section 15(c) of the Agreement shall be amended and restated in its entirety to provide as follows:

“(c)
Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of your death following your separation from service but prior to the six (6) month anniversary of your separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of the Agreement.  Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of the Agreement.  For purposes of this paragraph, “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  You and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”

5. Legal Fees.  The following sentence shall be added to Section 16 of the Agreement entitled “Legal Fees,” immediately following the last sentence of Section 16:

“Payments of your actual and reasonable legal fees and costs associated with entering into this Agreement, as set forth in this Section 16, will be made no later than March 15, 2009.”

6. Full Force and Effect.  To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

7. Entire Agreement.  This Amendment and the Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

8. Counterparts.  This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

9. Amendment.  Any provision of this Amendment may be amended, waived or terminated by a written instrument signed by the Company and Executive.

10. Governing Law.  This Amendment shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed.

JERRY D. CHASE	LANTRONIX, INC.

/s/ Jerry D. Chase	/s/ Allison K. Garcia
Signature	Signature

Jerry D. Chase	Allison K. Garcia
Print Name	Print Name

December 26, 2008	VP of Human Resources
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December 26, 2008